Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Plan Administrator
SAP America, Inc. 401(k) Plan:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-41762 and 333-63496) of SAP AG of our report dated June 27, 2007, with respect to the statements of net assets available for benefits of SAP America, Inc. 401(k) Plan as of December 31, 2006 and 2005, the related statements of changes in net assets available for benefits for the years ended December 31, 2006 and 2005, and the supplemental Schedule H, Line 4i — Schedule of Assets (Held at End of Year), which report appears in the December 31, 2006 Annual Report on Form 11-K of SAP America, Inc. 401(k) Plan.
Our report refers to the adoption of Financial Accounting Standards Board Staff Position AAG INV-1 and Statement of Position 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans.
/s/ KPMG LLP
Philadelphia, Pennsylvania
June 27, 2007